                                                                  EXHIBIT 10.12

                     MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                      and

                            SANGAMO BIOSCIENCES,INC.



                            PATENT LICENSE AGREEMENT

11-7-94                                         TLO: LLN:jbw.sangamo.lic.ag41796
Patent Exclusive                                                  April 17, 1996



                               TABLE OF CONTENTS

     WITNESSETH ......................................................  1

     1  DEFINITIONS ..................................................  2

     2  GRANT ........................................................  3

     3  DILIGENCE ....................................................  4

     4  ROYALTIES ....................................................  5

     5  REPORTS AND RECORDS ..........................................  6

     6  PATENT PROSECUTION ...........................................  7

     7  INFRINGEMENT .................................................  8

     8  PRODUCT LIABILITY ............................................  9

     9  EXPORT CONTROLS .............................................. 10

     10 NON-USE OF NAMES ............................................. 10

     11 ASSIGNMENT ................................................... 10

     12 DISPUTE RESOLUTION ........................................... 10

     13 TERMINATION .................................................. 11

     14 PAYMENTS, NOTICES AND OTHER COMMUNICATIONS ................... 12

     15 MISCELLANEOUS PROVISIONS ..................................... 13

     APPENDIX A ...................................................... 14

                     MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                      and

                           SANGAMO BIOSCIENCES, INC.


                            PATENT LICENSE AGREEMENT


     This Agreement is made and entered into this 9 day of MAY, 1996, (the "EFFECTIVE DATE") by and between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. (hereinafter referred to as "M.I.T."), and Sangamo BioSciences, Inc. a corporation duly organized under the laws of DELAWARE and having its principal office at 950 MARINA VILLAGE PKWY, SUITE 100, ALAMEDA, CA 94501 (hereinafter referred to as "LICENSEE").

                                   WITNESSETH

     WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined
herein) relating to                        *
                                                                            and
has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

     WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

     WHEREAS, LICENSEE has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products similar to the LICENSED PRODUCT(s) (as later defined herein) and/or the use of the LICENSED
PROCESS(es) (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

     WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                1-DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the the following meanings:

     1.1 "LICENSEE" shall include a related company of Sangamo BioSciences, Inc. the voting stock of which is directly or indirectly at least Fifty Percent (50%) owned or controlled by Sangamo BioSciences, Inc., an organization which directly or indirectly controls more than Fifty Percent (50%) of the voting stock of Sangamo BioSciences, Inc. and an organization, the majority ownership of which is directly or indirectly common to the ownership of Sangamo BioSciences, Inc.

     1.2 "PATENT RIGHTS" shall mean all of the following M.I.T. intellectual property:

          a.   the United States patents listed in Appendix A;

          b. the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

          c. any patents resulting from reissues or reexaminations of the United States patents described in a. and b. above;

     1.3  A "LICENSED PRODUCT" shall mean any product or part thereof which:

          a. is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or

          b. is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold.

     1.4 A "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

     1.5 "NET SALES" shall mean LICENSEE's and its sublicensees' billings for LICENSED PRODUCTS and LICENSED PROCESSES less the sum of the following:

          a. discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

          b. sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

          c.   outbound transportation prepaid or allowed; and

          d.   amounts allowed or credited on returns.

     No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. NET SALES shall occur when a LICENSED PRODUCT or LICENSED PROCESS shall be invoiced. If a LICENSED PRODUCT or LICENSED PROCESS shall be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to affiliates or otherwise, NET SALES shall be based on the customary amount billed for such LICENSED PRODUCTS or LICENSED PROCESSES.

     1.6  "TERRITORY" shall mean worldwide.

     1.7  "FIELDS OF USE" shall mean                     *
           *          of LICENSED PRODUCTS or LICENSED PROCESSES
                                 *

     Note: LICENSEE's rights to practice under the PATENT RIGHTS shall be in all FIELDS OF USE. The purpose of this FIELDS OF USE definition is to define the fields in which exclusivity is granted under this license under
     P. 2.3 below and in which LICENSEE may grant sublicenses under P. 2.6 below.

                                   2 - GRANT

     2.1 M.I.T. hereby grants to LICENSEE the right and license in the TERRITORY to practice under the PATENT RIGHTS and, to the extent not prohibited
by other patents, to                       *                      LICENSED
PRODUCTS and to     *    the LICENSED PROCESSES, until the expiration of the
last to expire of the PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.

     2.2  LICENSEE agrees that LICENSED PRODUCTS        *       in the United
States shall be       *      substantially in the United States.

     2.3  In order to establish exclusivity in the FIELDS OF USE for LICENSEE,
M.I.T. hereby agrees that it shall not grant any other license to      *
                * LICENSED PRODUCTS or to utilize LICENSED PROCESSES subject to the royalty-free, nonexclusive license rights of the United States Government per FAR 52.227-11, in the TERRITORY for the FIELDS OF USE.

     2.4 M.I.T. agrees that prior to granting a license to any third party outside the defined FIELDS OF USE, it shall notify LICENSEE of its intent to grant such a license and LICENSEE shall have sixty (60) days in which to present to M.I.T. reasons for widening LICENSEE's exclusive FIELD OF USE beyond that defined in P.1.7 above. M.I.T. shall consider granting such widening to LICENSEE, for suitable consideration, depending upon LICENSEE's scientific progress, development plans and financial resources to develop the widened FIELD OF USE.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Any decision to widen the exclusive FIELD OF USE granted to LICENSEE shall be at M.I.T.'s sole discretion.

     2.5 M.I.T. reserves the right to practice under the PATENT RIGHTS and to allow third parties to practice under the PATENT RIGHTS in all fields of use for noncommercial research purposes.

     2.6 LICENSEE shall have the right to enter into      *       agreements
for the rights, privileges and licenses granted hereunder only in the FIELDS
OF USE. Upon any termination of this Agreement,       *       rights shall also
terminate, subject to Paragraph 13.6 hereof.

     2.7 LICENSEE agrees to incorporate Articles 2, 5, 7, 8, 9, 10, 12, 13 and
15 of this Agreement into its     *      agreements, so that these Articles
shall be binding upon such      *       as if they were parties to this
Agreement.

     2.8 LICENSEE agrees to forward to M.I.T. a copy of any and all      *
agreements promptly upon execution by the parties.

     2.9 Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such patent rights shall be dominant or subordinate to any PATENT RIGHTS.

                                 3 - DILIGENCE

     3.1 LICENSEE shall use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

     3.2 LICENSEE shall deliver to M.I.T. on or before December 31, 1996 a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the LICENSED PRODUCTS and LICENSED PROCESSES and shall provide similar reports to M.I.T. on or before December 31 of each year.

     3.3 LICENSEE's failure to perform in accordance with either Paragraph 3.1 or 3.2 above shall be grounds for M.I.T. to terminate this Agreement pursuant to Paragraph 13.3 hereof.

                                 4 - ROYALTIES

     4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to M.I.T. in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

       a.   License Issue Fee of                  *                 , which said
            License Issue Fee shall be deemed earned and due immediately upon
                    *        .

       b.   License Maintenance Fees of             *              *
                      per year payable on January 1, 1997 and on January 1 of
            each year thereafter; provided, however, License Maintenance Fees may be credited to Running Royalties subsequently due on NET SALES for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

       c.   Running Royalties in an amount equal to           *           of NET
            SALES of the LICENSED PRODUCTS and LICENSED PROCESSES       *
                       *           LICENSEE and/or its     *     .

       d.   A milestone payment of                       *
                  *      upon                        *                        a
            LICENSED PRODUCT or LICENSED PROCESS in the FIELDS OF USE which falls under the claims of the PATENT RIGHTS.

       e.   A milestone payment of                 *                ) upon the
                                  * a LICENSED PRODUCT or LICENSED PROCESS outside the FIELDS OF USE which falls under the claims of the PATENT RIGHTS.

       f.   A milestone payment of                      *
            upon                           *                          a LICENSED
            PRODUCT or LICENSED PROCESS in the FIELDS OF USE which falls under the claims of the PATENT RIGHTS.

       g.   A milestone payment of                      *
            upon                          *                           a LICENSED
            PRODUCT or LICENSED PROCESS outside the FIELDS OF USE which falls under the claims of the PATENT RIGHTS.

       h.                 *                 per         *        , plus *
            per year    *      maintenance fees.

  4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.5(b).

   4.3 No multiple royalties shall be payable because any LICENSED PRODUCT, its
                * are or shall be covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.

  4.4 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as M.I.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                            5 - REPORTS AND RECORDS

     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to M.I.T.'s detriment, LICENSEE agrees to pay the full cost of such inspection.

     5.2 LICENSEE shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:

     a. before the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, annually, on January 31 of each year; and

     b. after the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESS, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year.

     These reports shall include at least the following:

     a. number of LICENSED PRODUCTS manufactured, leased and sold by and/or for LICENSEE and all sublicensees;

     b. accounting for all LICENSED PROCESSES used or sold by and/or for LICENSEE and all sublicensees;

     c. accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.5;

     d.   Running Royalties due under Paragraph 4.1(c);

     e.   royalties due on other payments from sublicensees under paragraph
          4.1(d);

     f.   total royalties due; and

     g.   names and addresses of all sublicensees of LICENSEE.

     5.3 With each such report submitted, LICENSEE shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

     5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide M.I.T. with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

     5.5 The amounts due under Articles 4 and 6 shall, if overdue, bear
interest until payment at a per annum rate           *            the prime
rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.

                             6 - PATENT PROSECUTION

     6.1 M.I.T. shall apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this Agreement. The filing, prosecution and maintenance of all PATENT RIGHTS applications and patents shall be the primary responsibility of M.I.T.; provided, however, LICENSEE shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.

     6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS after the EFFECTIVE DATE shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the EFFECTIVE DATE. LICENSEE shall pay such fees and costs to M.I.T. within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.5.

                                7 - INFRINGEMENT

     7.1 LICENSEE shall inform M.I.T. promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

     7.2 M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS and, in furtherance of such right, LICENSEE hereby agrees that M.I.T. may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T., and M.I.T. shall keep any recovery or damages for past infringement derived therefrom.

     7.3 If within six (6) months after having been notified of an alleged infringement, M.I.T. shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if M.I.T. shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELDS OF USE, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS in the TERRITORY for the FIELDS OF USE, and LICENSEE may, for such

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

purposes, use the name of M.I.T. as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only during the EXCLUSIVE PERIOD. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of M.I.T., which consent shall not unreasonably be withheld. LICENSEE shall indemnify M.I.T. against any order for costs that may be made against M.I.T. in such proceedings.

     7.4 In the event that LICENSEE shall undertake litigation for the enforcement of the PATENT RIGHTS, or the defense of the PATENT RIGHTS under
Paragraph 7.5, LICENSEE may withhold up to        *            of the payments
otherwise thereafter due M.I.T. under Article 4 hereunder and apply the same
toward reimbursement of up to  *   of LICENSEE's expenses, including reasonable
attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of M.I.T. for any payments under Article 4 past due or withheld and applied pursuant to this Article 7. The balance remaining from any such recovery shall be divided equally between LICENSEE and M.I.T.

     7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against M.I.T. or LICENSEE, M.I.T., at its option, shall have the right, within thirty (30) days after commencement of such action, to take over the sole defense of the action at its own expense. If M.I.T. shall not exercise this right, LICENSEE may take over the sole defense at LICENSEE's sole expense, subject to Paragraph 7.4.

     7.6 In any infringement suit as either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     7.7 LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for the FIELDS OF USE for future use of the PATENT RIGHTS.


                             8 - PRODUCT LIABILITY

     8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., its trustees, directors, officers, employees and affiliates,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to
property, resulting from                     *
                             of the LICENSED PRODUCTS(s) and/or LICENSED
PROCESS(es) or arising from any obligation of LICENSEE hereunder.

     8.2 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and M.I.T. with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list M.I.T. as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. LICENSEE shall provide M.I.T. with Certificates of Insurance evidencing the same.

     8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T. THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

                              9 - EXPORT CONTROLS

     LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.

                             10 - NON-USE OF NAMES

     LICENSEE shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that LICENSEE may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the PATENT RIGHTS.

                               11 - ASSIGNMENT

     This Agreement is not assignable and any attempt to do so shall be void.

                           12 - DISPUTE RESOLUTION

     12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten
(10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and LICENSEE each hereby irrevocably consents and submits.

     12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                13 - TERMINATION

     13.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T.

     13.2 Should LICENSEE fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless LICENSEE shall make all such payments to M.I.T. within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.

     13.3 Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

     13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.

     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1,8,9,10,12,13.5,13.6 and 15 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make

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
the payments to M.I.T. as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

     13.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

          In the case of M.I.T.:

          Director
          Technology Licensing Office
          Massachusetts Institute of Technology
          77 Massachusetts Avenue, Room E32-300
          Cambridge, Massachusetts 02139

          In the case of LICENSEE:





                         15 - MISCELLANEOUS PROVISIONS

     15.1 All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. ALL LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY    SANGAMO BIOSCIENCES, INC.

By /s/ Lita Nelsen                       By /s/ Edward O. Lanphier
  -------------------------------          -----------------------------
Name LITA L. NELSEN, DIRECTOR            Name EDWARD LANPHIER
    -----------------------------            ---------------------------
Title TECHNOLOGY LICENSING OFFICE        Title PRESIDENT
     ----------------------------             ---------------------------
Date April 17, 1996                      Date May 9, 1996
    -----------------------------            ---------------------------

                                FIRST AMENDMENT

This Amendment, with the effective date of 12/10/97, is to the License Agreement dated May 9, 1996, between Sangamo Biosciences, Inc. and Massachusetts Institute of Technology.

The parties thereto now further agree as follows:

1. Paragraph 1.7 shall be deleted, including the "Note", and replaced with the following:

     1.7  "FIELDS OF USE" shall mean         *        .

2. Paragraph 2.4 shall be deleted and replaced with:

     2.4 LICENSEE and M.I.T. agree that neither party shall assert the Patent Rights against not-for-profit institutions in their conduct of research, provided, however, that if a not-for-profit institution practices under the Patent Rights to conduct high throughput drug screening on behalf of a commercial entity, then the Patent Rights may be asserted against that institution.

3. The following shall be inserted as Paragraph 3.4:

     3.4 After January 1, 2002, if M.I.T. notifies LICENSEE of a request by a third party for a license to the Patent Rights for an application or product (such as drug screening for a particular disease state, or development of a Licensed Product for a particular disease state) not currently under development by LICENSEE (or its sublicensee), and no such application or product (nor any directly competing application or product) is then currently under development or being sold by LICENSEE or a sublicensee, then LICENSEE shall either:

          (a) within three months of the request submit to M.I.T. plans to begin development of the application or product within six months of the original request, at a level of effort appropriate to success of the development in a commercially reasonable time; or

          (b) begin good faith negotiations with the third party toward granting a sublicense to the Patent Rights for the application or product.

     If LICENSEE does not begin (or abandons) efforts under (a) above, and does not reach a sublicense agreement with the third party within 6 months thereafter, M.I.T. shall have the right to grant a nonexclusive license to the Patent Rights to the third party for the particular application or product, under terms no more favorable to the third party than are granted hereunder to LICENSEE, and including diligent development milestones.
     M.I.T. shall share with LICENSEE         *          of any revenue it
     derives from such license.

4. Royalties:


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  omitted portions.

(a) LICENSEE shall pay to M.I.T. a First Amendment Issue Fee of
              *                due upon              *              .

(b) The License Maintenance Fees due under P. 4.1b shall be increased to
*              on January 1, 1998 and               *               per year
beginning January 1, 1999 and beyond.

(c) Subparagraphs 4.1e and 4.1g shall be deleted.

(d) The sublicense fees of P. 4.1h shall be increased to            *
per sublicense granted plus               *               per year per    *    .

(e) The following subparagraph shall be added to P. 4.1, and shall be designated as subparagraph P. 4.1i

     4.1i:       *        OF ANY MILESTONE FEES OR ROYALTIES PAID TO LICENSEE
FROM     *      OR OTHER THIRD PARTIES FOR PRODUCTS DISCOVERED OR DEVELOPED
THROUGH THE USE OF LICENSED PRODUCTS OR LICENSED PROCESSES. HOWEVER, IF THESE MILESTONE FEES AND ROYALTIES ARE ON PRODUCTS WHOSE COMPOSITION AND/OR PRODUCTION ARE COVERED BY OTHER PATENTS OWNED OR CONTROLLED BY LICENSEE, AND IF THESE FEES AND ROYALTIES ARE ALSO INTENDED TO COMPRISE COMPENSATION FOR PRACTICE UNDER SUCH
LICENSEE PATENTS, THEN THE PAYMENTS DUE TO M.I.T. SHALL BE          *
 OF THE MILESTONE FEES AND ROYALTIES.

Agreed to for:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY    SANGAMO BIOSCIENCES, INC.

By /s/ Lita Nelsen                       By /s/ Edward O. Lanphier
  -------------------------------          -----------------------------
Name LITA L. NELSEN, DIRECTOR            Name EDWARD LANPHIER
    -----------------------------            ---------------------------
Title  TECHNOLOGY LICENSING OFFICE       Title PRESIDENT & CEO
     ----------------------------             ---------------------------
Date Dec 1, 1997                         Date  12/10/97
    -----------------------------            ---------------------------


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